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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                          GameTech International, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36466D 10 2
                           --------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP NO.  36466D 10 2

1.   NAME OF REPORTING PERSON

     Vern D. Blanchard, as Trustee of the CJB Family Trust; Vern D. Blanchard as Individual
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |  |
                                                                       (b) |  |

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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OR ORGANIZATION

      United States
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                           5.    SOLE VOTING POWER
NUMBER OF                           1,041,615
SHARES                     -----------------------------------------------------
BENEFICIALLY               6.    SHARED VOTING POWER
OWNED BY                            0
EACH                       -----------------------------------------------------
REPORTING                  7.    SOLE DISPOSITIVE POWER
PERSON                              1,041,615
WITH                       -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
                                    0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,041,615
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                     9.8 %
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12.  TYPE OF REPORTING PERSON* - IN,OO*
                                       * Trustee

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ITEM 1.        (a) NAME OF ISSUER:

                         GameTech International, Inc.

               (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         900 Pentium Road
                         Reno, Nevada 89511

ITEM 2.        (a) NAME OF PERSONS FILING:

               Vern D. Blanchard, as the Trustee of the CJB Family Trust; Vern
D. Blanchard as Individual.

               (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                         900 Pentium Road
                         Reno, Nevada 89511

               (c) CITIZENSHIP:

                         United States

               (d) TITLE OF CLASS OF SECURITIES:

                         Common Stock

               (e) CUSIP NUMBER:

                         36466D 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


               (a)  | | BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT,

               (b)  | | BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

               (c) | | INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE ACT,

               (d) | | INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT,

               (e) | | INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940,

               (f) | | EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE 13d-1(b)(1)(ii)(F),

               (g) | | PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE 13d-1(b)(ii)(G); SEE ITEM 7,

               (h) | | GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(ii)(H). X NOT APPLICABLE
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     ITEM 4. OWNERSHIP

     If the percent of the class owned, as of January 31, 2001 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a)   AMOUNT BENEFICIALLY OWNED AS OF JANUARY 31, 2001:

                - Amount beneficially owned by the CJB Family Trust, Vern D. Blanchard as Trustee: 901,015 shares of Common Stock.

                - Amount beneficially owned by Vern D. Blanchard, as individual: 140,600 shares of Common Stock. Includes 135,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Blanchard on November 1, 1996 and currently exercisable.

          (b)   PERCENT OF CLASS:

                    See number 11 of cover page

          (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS AS OF JANUARY 31,
                2001:

          (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE.

                - 901,015 shares of Common Stock as Trustee of the CJB Family Trust
                -   5,600 shares of Common Stock held by Mr. Blanchard
                - 135,000 shares of Common Stock issuable upon the exercise of stock options granted November 1, 1996 and currently exercisable.


          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE. 0

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF.

                - 901,015 shares of Common Stock as Trustee of the CJB Family Trust
                -   5,600 shares of Common Stock held by Mr. Blanchard
                - 135,000 shares of Common Stock issuable upon the exercise of stock options granted November 1, 1996 and currently exercisable.

          (iv)  SHARE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                              0

     ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: | |

     ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                                 Not Applicable

     ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                                 Not Applicable

     ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                                 Not Applicable

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     ITEM 9. NOTICE OF DISSOLUTION OF GROUP
                                 Not Applicable

     ITEM 10. CERTIFICATION
                                 Not Applicable


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                                    SIGNATURE

     The filing of this Amendment to Schedule 13G and the statements herein shall not be construed as an admission that I am, for the purposes of Section 13(d) or 13(g) of the Exchange Act, or for any other purpose, the beneficial owner of any of the securities described herein.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                           2/12/01
                                               ---------------------------------
                                                             Date

                                                    /s/ VERN D. BLANCHARD
                                               ---------------------------------
                                                           Signature

                                                      VERN D. BLANCHARD


                                                     TRUSTEE CJB FAMILY TRUST
                                               ---------------------------------
                                                           Name/Title







                                                    /s/ VERN D. BLANCHARD
                                               ---------------------------------
                                                        Vern D. Blanchard
                                                           As Individual